UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): July 19, 2006

Kitty Hawk, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	0-25202 (Commission File Number)	75-2564006 (I.R.S. Employer Identification No.)

1515 West 20th Street P.O. Box 612787 DFW International Airport, Texas		75261
(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code: (972) 456-2200
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
     On July 19, 2006, Kitty Hawk, Inc. (the “Company”) entered into a Revolving Credit and Security Agreement (the “Credit Agreement”) with PNC Bank, N.A. (“PNC”).
     The Credit Agreement provides for a $20 million revolving loan and letter of credit facility (the “Credit Facility”) due as a balloon payment in 2009. The obligations under the Credit Agreement are secured by substantially all the assets of the Company and its subsidiaries. The description of the material terms of the Credit Agreement included in Item 2.03 of this Current Report on Form 8-K is incorporated by reference into this Item 1.01.
Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
     As discussed in Item 1.01 above, on July 19, 2006, the Company entered into the Credit Agreement. The Credit Facility replaces a $15 million revolving credit facility with Wells Fargo Business Credit, Inc. (“Wells Fargo”). Proceeds from the Credit Facility were used to repay existing indebtedness to Wells Fargo and to pay fees and expenses related to the Credit Facility transaction. Availability under the Credit Facility will be used for working capital needs.
     Availability under the Credit Facility is limited to a borrowing base equal to the lesser of $20 million or 85% of eligible receivables. PNC may reject any receivable deemed ineligible in the exercise of its judgment. Additionally, the Credit Facility provides for letters of credit of up to $5 million. Letter of credit fees are computed at an annual rate of 2.5% of the average daily face amount of each outstanding letter of credit.
     Interest on outstanding advances under the Credit Facility is payable in arrears at a rate per annum equal to the higher of (i) the base commercial lending rate of PNC and (ii) the Federal Funds Open Rate plus 50 basis points. The Credit Facility also allows the Company to borrow money based on a Eurodollar rate. Interest on Eurodollar rate advances is payable in arrears at the LIBOR rate plus 2.75%.
     The Credit Facility provides for a facility fee of 0.375% per annum on the unused portion of the Credit Facility. This fee is payable in arrears monthly. Additionally, the Company is obligated to pay a termination fee of $200,000 if it terminates the Credit Agreement prior to July 19, 2007 and a termination fee of $100,000 if it terminates the Credit Agreement at any time thereafter.
     The Credit Agreement contains various affirmative and negative covenants, including, among others, covenants that restrict the ability of the Company and its subsidiaries to: engage in mergers, consolidations, or other reorganizations; create or permit liens on assets; incur certain indebtedness or capitalized lease obligations; guarantee obligations; pay dividends or other distributions (other than dividends on the Company’s Series B Redeemable Preferred Stock); change the nature of the Company’s business; make certain investments or capital expenditures; make certain loans or extensions of credit; change its fiscal year; enter into certain transactions with affiliates; or form new subsidiaries.
     The Credit Agreement requires the Company to maintain tangible net worth at December 31, 2006 equal to the sum of (i) tangible net worth reported on the Company’s Form 10-Q for the quarter ended June 30, 2006, plus (ii) the product of the net income of the Company for the period from July 1, 2006 through December 31, 2006 multiplied by 0.75 less (iii) any cash dividends permitted by the Credit Agreement. For fiscal years thereafter, the Company must maintain tangible net worth at the end of the fiscal year of not less than the sum of (i) tangible net worth as of the last day of the prior fiscal year plus

(ii) the product of the net income of the Company for the current fiscal year multiplied by 0.75 less (iii) any cash dividends permitted by the Credit Agreement.
     The Credit Agreement also requires the Company to maintain a fixed charge coverage ratio of not less than 1.00 to 1.00, measured at the end of the quarter ending (i) September 30, 2006 for the quarter then ended, (ii) December 31, 2006 for the two quarters then ended, (iii) March 31, 2007 for the three quarters then ended and (iv) thereafter for the four quarters then ended. The calculation of fixed charge coverage ratio will exclude aircraft maintenance capital expenditures unless undrawn availability under the Credit Facility is less than $5.0 million for thirty consecutive days.
     The Credit Facility also contains default clauses that permit the acceleration of all amounts due following an event of default at the discretion of the lenders, and lock box provisions that apply the Company’s cash collections to outstanding borrowings. Upon and after the occurrence of an event of default, the outstanding obligations bear interest at 2% over the applicable rate. Based on the terms of the Credit Facility and pursuant to EITF Issue No. 95-22, “Balance Sheet Classification of Revolving Credit Agreement Obligations Involving Lock-Box Arrangements,” the Company classifies amounts outstanding under the Credit Facility, if any, as current.
     The description set forth above in Item 1.01 and this Item 2.03 does not purport to be complete and is qualified in its entirety by the actual text of the Credit Agreement, which is filed as Exhibit 10.1 attached hereto and which is incorporated herein for all purposes.
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits.

Exhibit No.	Description

10.1	Revolving Credit and Security Agreement, dated as of July 19, 2006, by and among Kitty Hawk, Inc., Kitty Hawk Cargo, Inc., Kitty Hawk Aircargo, Inc., Kitty Hawk Ground, Inc. and PNC Bank, N.A.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

KITTY HAWK, INC.

By:	/s/ Steven E. Markhoff
Name:	Steven E. Markhoff
Title:	Corporate Secretary
Date: July 25, 2006